Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE
	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES CLOSING
OF POWERCOMM ACQUISITION
Conference call at 11:00 a.m. eastern time today
HOUSTON — DECEMBER 16, 2009 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced the closing of the acquisition of the Canadian business and assets of PowerComm Inc., effective December 15, 2009. The closing of the acquisition of PowerComm’s business and assets operating in Kazakhstan will occur upon obtaining regulatory approval from the Kazakhstan government, which is expected to be received on or before March 31, 2010. PowerComm is a leading provider of electrical and instrumentation construction and maintenance services, as well as a manufacturer of switchgear and related products, primarily serving the oil and gas industry in western Canada. Closing documentation was signed and delivered pending delivery of funds this morning. Powell is paying $24.2 million ($25.5 million CAD) in cash with a potential subsequent payment of up to $7.6 million ($8.0 million CAD) based on earnings performance through March 31, 2010 and assumed certain liabilities including bank debt, accounts payable and obligations under leases. All funds associated with the Kazakhstan business and assets will be held and released at the closing of the Kazakhstan transaction.
     Patrick L. McDonald, President and Chief Executive Officer, stated, “We are excited to have the PowerComm organization joining Powell and look forward to the opportunities that this provides us to work together to serve the Canadian market, which has been a long-term objective of Powell. This acquisition expands the scope and geographic reach of Powell’s existing operations as a leading supplier of engineered products, solutions and services in the electrical power products business.”
     The Company expects incremental revenues from this acquisition to range between $62 and $71 million during the first 12 months of ownership. Before transaction costs, it expects the earnings results to be anti-dilutive during the integration process, which is expected to last approximately twelve months. Once the integration period is complete, Powell projects an annualized benefit from the acquisition to EBITDA of approximately $4.8 to $6.7 million. EBITDA is a non-GAAP financial measure, and a reconciliation of expected EBITDA from this transaction to the most directly comparable GAAP measure, income before interest, income taxes and minority interest, can be found at the end of this press release.
OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.
     Don R. Madison, Executive Vice President and Chief Financial Officer, stated, “Given the current uncertainty surrounding the capital spending and project driven environment of our primary markets, it is difficult to provide guidance with a high level of confidence. Based on our existing backlog and current business conditions as well as the acquisition of PowerComm, we expect full year fiscal 2010 revenues to range between $550 million and $600 million and full year fiscal 2010 earnings to range between $1.50 and $2.00 per diluted share. We continue to maintain a strong balance sheet and expect to continue to generate solid cash flow in fiscal 2010. We believe we are well positioned to meet the current uncertainties in the marketplace and to take advantage of opportunities as they arise.”
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, December 16, 2009 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9866 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 23, 2009. To access the replay, dial 303-590-3030 using a passcode of 4185563#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
Non-GAAP Financial Measures
     The following table represents a reconciliation of the expected incremental EBITDA to Powell for a twelve month period, to income before interest, income taxes and minority interest, anticipated to be derived after the integration by the Company of PowerComm’s business.

	Projected Annualized
	EBITDA
	Low	High
(In millions USD)	Case	Case
Income before interest, income taxes and minority interest	$2.1	$4.0
Depreciation and amortization	2.7	2.7
Expected EBITDA	$4.8	$6.7
EBITDA represents net income before income taxes, interest expense, depreciation, and amortization. Other companies may define EBITDA differently. EBITDA should not be considered an alternative to income from operations, net income or cash flows.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy, and in connection with this transaction, we are subject to certain specific risks such as our ability to successfully integrate the operations of the newly-acquired business into our current operations, the performance of the newly-acquired operations going forward and acquisition approval of the Kazakhstan interest by the Kazakhstan government. For further information, please refer to the

Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
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